Exhibit 99.1

M/I Homes Reports
First Quarter Results

Columbus, Ohio (April 26, 2012) - M/I Homes, Inc. (NYSE:MHO) announced results for the first quarter ended March 31, 2012.

2012 First Quarter Results:

•	New contracts increased 17%

•	Homes delivered increased 15%

•	Backlog units increased 25% and backlog sales value increased 33%

•	Net loss of $3.2 million, compared to a net loss of $17.0 million a year ago

•	Adjusted EBITDA of $4.9 million

•	Cash balance of $81 million, including $67 million of unrestricted cash

•	Net debt to net capital ratio of 43%

For the 2012 first quarter, the Company reported a net loss of $3.2 million, or $0.17 per share, compared to a net loss of $17.0 million, or $0.92 per share during the first quarter of 2011. The current quarter loss consists of a $4.2 million adjusted pre-tax loss from operations and $0.1 million of asset impairments, offset in part, by a $1.2 million tax benefit. The prior year first quarter loss was comprised primarily of a $5.8 million adjusted pre-tax loss from operations and $11.1 million of asset impairments.

Homes delivered were 507 for the three months ended March 31, 2012, an increase of 15% from the 439 reported for the same period of 2011. New contracts for the first quarter of 2012 were 764 - a 17% increase over the 654 recorded in 2011's first quarter. Backlog of homes at March 31, 2012 had a sales value of $251 million, with an average sales price of $269,000 and backlog units of 933. At March 31, 2011 backlog sales value was $188 million, with an average sales price of $252,000 and backlog units of 747. M/I Homes had 122 active communities at March 31, 2012 compared to 111 at March 31, 2011 and 122 at December 31, 2011. The Company's cancellation rate was 14% in the first quarter of 2012 compared to 16% in 2011's first quarter.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “Our first quarter results reflect what we believe to be slowly improving housing conditions. We sold 17% more homes than last year's first quarter, and our backlog sales value is 33% higher than a year ago. Our operating gross margin of 18.1% reached its highest first quarter level in five years and is180 basis points above last year's first quarter, largely due to a strategic shift in our mix of communities towards better performing locations and our continued focus on shifting our investment to stronger housing markets. While we experienced a net loss in the quarter, we materially reduced our loss when compared to last year's first quarter.”

Mr. Schottenstein continued, “Our financial condition remains strong. We recorded our eleventh consecutive quarter of positive adjusted EBITDA and ended the quarter with $81 million of cash, $42 million of which was used on April

2, 2012 to repay the remaining balance of our 2012 senior notes. We had no outstanding borrowings under our $140 million credit facility at quarter end. We are encouraged by the recent improvement in housing conditions and believe that housing markets are beginning to gain some traction; at the same time, we also believe that markets are choppy and that the pace of a housing recovery remains uncertain. As a result, we will proceed carefully with our land investments, and continue to maintain tight controls on expenses as we relentlessly strive to return to profitability.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes' website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through April 2013.

M/I Homes, Inc. is one of the nation's leading builders of single-family homes, having delivered over 81,000 homes. The Company's homes are marketed and sold under the trade names M/I Homes, Showcase Homes, Tristone Homes and Triumph Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Chicago, Illinois; Indianapolis, Indiana; Tampa and Orlando, Florida; Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

In this press release, we use the following non-GAAP financial measures: adjusted operating gross margin, adjusted operating gross margin percentage, adjusted pre-tax loss from operations, and adjusted EBITDA. For these measures, we have provided reconciliations to the most comparable GAAP measures along with an explanation of the usefulness of the non-GAAP measures. Please see the “Non-GAAP Financial Results / Reconciliations” table below.

Contact M/I Homes, Inc.
Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225
Kevin C. Hake, Senior Vice President, Treasurer (614) 418-8227

M/I Homes, Inc. and Subsidiaries
Summary Operating Results (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
New contracts	764	654
Average community count	122	111
Cancellation rate	14%	16%
Backlog units	933	747
Backlog value	$251,379	$188,403

Homes delivered	507	439
Average home closing price	$249	$243

Homebuilding revenue:
Housing revenue	$126,078	$106,520
Land revenue	731	850
Total homebuilding revenue	$126,809	$107,370

Financial services revenue	4,316	3,200

Total revenue	$131,125	$110,570

Cost of sales - operations	107,330	92,574
Cost of sales - impairment	95	10,871
Gross margin	23,700	7,125
General and administrative expense	12,457	11,402
Selling expense	11,011	8,654
Operating profit (loss)	232	(12,931)
Interest expense	4,606	4,035
Loss before income taxes	(4,374)	(16,966)
(Benefit) expense from income taxes	(1,188)	73
Net loss	(3,186)	(17,039)
Net loss per share	$(0.17)	$(0.92)

Weighted average shares outstanding:
Basic	18,772	18,615
Diluted	18,772	18,615

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	March 31,
	2012	2011
Assets:
Total cash and cash equivalents(1)	$80,711	$127,029
Mortgage loans held for sale	45,345	33,182
Inventory:
Lots, land and land development	254,609	258,038
Land held for sale	3,243	—
Homes under construction	185,242	150,286
Other inventory	46,964	35,154
Total inventory	$490,058	$443,478

Property and equipment - net	13,531	15,952
Investments in unconsolidated joint ventures	10,716	10,822
Income tax receivable	592	1,162
Other assets(2)	16,780	14,117
Total Assets	$657,733	$645,742

Liabilities:
Debt - Homebuilding Operations:
Senior notes	$239,118	$238,711
Notes payable - other	5,881	5,773
Total Debt - Homebuilding Operations	$244,999	$244,484

Note payable bank - financial services operations	41,580	26,024
Total Debt	$286,579	$270,508

Accounts payable	41,068	32,242
Other liabilities	59,071	54,210
Total Liabilities	$386,718	$356,960

Shareholders' Equity	271,015	288,782
Total Liabilities and Shareholders' Equity	$657,733	$645,742

Book value per common share	$9.10	$10.09
Net debt/net capital ratio(3)	43%	33%

(1)	2012 and 2011 amounts include $13.7 million and $46.7 million of restricted cash and cash held in escrow, respectively.

(2)	2012 and 2011 amounts include gross deferred tax assets of $142.0 million and $134.4 million, respectively, net of valuation allowances of $142.0 million and $134.4 million, respectively.

(3)	Net debt/net capital ratio is calculated as total debt minus total cash and cash equivalents, divided by the sum of total debt minus total cash and cash equivalents plus shareholders' equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended
	March 31,
	2012	2011

Adjusted operating gross margin(1)	$23,795	$17,996
Adjusted operating gross margin %(1)	18.1%	16.3%

Adjusted pre-tax loss from operations(1)	$(4,248)	$(5,837)

Adjusted EBITDA(1)	$4,929	$2,692

Cash flow (used in) provided by operating activities	$(7,675)	$2,627
Cash provided by investing activities	$27,332	$994
Cash used in financing activities	$(12,472)	$(4,468)

Land/lot purchases	$30,452	$19,277
Land development spending	$9,312	$7,565
Land/lot sale proceeds	$731	$850

Financial services pre-tax income	$2,068	$1,352

Deferred tax asset valuation allowance	$1,140	$6,558

Impairment and Abandonments by Region
(Dollars in thousands)

	Three Months Ended
	March 31,
Impairment by Region:	2012	2011
Midwest	$95	$5,012
Southern	—	5,859
Mid-Atlantic	—	—
Total	$95	$10,871

Abandonments by Region:
Midwest	$2	$21
Southern	7	8
Mid-Atlantic	22	229
Total	$31	$258

(1)	See “Non-GAAP Financial Results / Reconciliations” table below.

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results / Reconciliations
(Dollars in thousands)

	Three Months Ended
	March 31,
	2012	2011
Gross margin	$23,700	$7,125
Add: Impairments	95	10,871
Adjusted operating gross margin	$23,795	$17,996

Loss before income taxes	$(4,374)	$(16,966)
Add: Impairments and abandonments	126	11,129
Adjusted pre-tax loss from operations	$(4,248)	$(5,837)

Net loss	$(3,186)	$(17,039)
Add:
Income taxes	(1,188)	73
Interest expense net of interest income	4,237	3,807
Interest amortized to cost of sales	2,564	2,338
Depreciation and amortization	1,942	1,901
Non-cash charges	560	11,612
Adjusted EBITDA	$4,929	$2,692

Adjusted operating gross margin, adjusted operating gross margin percentage, adjusted pre-tax loss from operations and adjusted EBITDA are non-GAAP financial measures. Management finds these measures to be useful in evaluating the Company's performance because they disclose the financial results generated from homes the Company actually delivered during the period, as the asset impairments and certain other write-offs relate, in part, to inventory that was not delivered during the period. They also assist the Company's management in making strategic decisions regarding the Company's future operations. The Company believes investors will also find these measures to be important and useful because they disclose financial  measures that can be compared to a prior period without regard to the variability of asset impairments and certain other write-offs and unusual charges. In addition, to the extent that the Company's competitors provide similar information, disclosure of these measures helps readers of the Company's financial statements compare the Company's financial results to the results of its competitors with regard to the homes they deliver in the same period. Because these measures are not calculated in accordance with GAAP, they may not be completely comparable to similarly titled measures of the Company's competitors due to potential differences in methods of calculation and charges being excluded.  Due to the significance of the GAAP components excluded, such measures should not be considered in isolation or as an alternative to operating performance measures prescribed by GAAP.  Adjusted EBITDA is also presented in accordance with the terms of our revolving credit facility.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS			HOMES DELIVERED
	Three Months Ended			Three Months Ended
	March 31,			March 31,
			%			%
Region	2012	2011	Change	2012	2011	Change

Midwest	340	287	18%	233	214	9%

Southern	214	159	35%	133	79	68%

Mid-Atlantic	210	208	1%	141	146	(3)%

Total	764	654	17%	507	439	15%

	BACKLOG
	March 31, 2012			March 31, 2011
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price

Midwest	494	$127	$257,000	409	$97	$238,000

Southern	245	$59	$242,000	167	$40	$240,000

Mid-Atlantic	194	$65	$336,000	171	$51	$298,000

Total	933	$251	$269,000	747	$188	$252,000

	LAND POSITION SUMMARY
	March 31, 2012			March 31, 2011
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total

Midwest	3,490	1,071	4,561	4,222	1,138	5,360

Southern	1,402	995	2,397	1,453	291	1,744

Mid-Atlantic	2,031	1,395	3,426	1,959	1,024	2,983

Total	6,923	3,461	10,384	7,634	2,453	10,087